Exhibit 32
SECTION 1350 CERTIFICATIONS
Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Universal Electronics Inc. (the "Company"), hereby certifies that the (i) Company's Form 10-Q for the fiscal quarter ended March 31, 2025 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:	May 8, 2025	By:	/s/ Bryan M. Hackworth
Bryan M. Hackworth
Chief Financial Officer
(principal executive officer, principal financial officer and principal accounting officer)
A signed original of this written statement has been provided to Universal Electronics Inc. and will be retained by it and furnished to the Securities and Exchange Commission or its staff upon request.